Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Leigh Horner
717-412-8445
lhorner@hersheys.com

Investor Relations: Melissa Poole
717-534-7555
mpoole@hersheys.com

Michele Buck Announces Changes to Hershey Executive Team

HERSHEY, Pa., December 18, 2019 – Michele Buck, Chairman, President and CEO of The Hershey Company (NYSE: HSY), today announced new leaders who will join her executive management team.

“Our strong momentum over the course of 2019 positions the company well as we plan for 2020,” said Buck. “Today’s announced leadership changes further support our growth trajectory and reflect the confidence I have in our talent development process. Hershey continues to advance its vision of becoming an innovative snacking powerhouse, and these executive changes elevate proven commercial operators into leadership roles that will create strong business continuity, enhance strategic and analytical expertise, and bring fresh perspectives to take our business to the next level of sustainable growth.”

The following leaders join Hershey’s executive leadership team effective January 1, 2020, except where noted:

Chuck Raup, President, U.S. – Raup, currently, Vice President, U.S. CMG, has been promoted to President, U.S. Raup will lead the company's flagship U.S. business, including core confection and its sales and go-to-market teams. He will be responsible for driving accelerated, sustainable growth for the company across traditional and digital channels, balancing top- and bottom-line in the short and long term. Raup has served in increasing roles of responsibility throughout his 10-year service with the company, most recently leading the turnaround of the core U.S. business. He has broad experience leading snacking operations across candy, mint and gum and previously led the company’s Mexico business, improving its operations and performance. Prior to joining Hershey, Raup was a marketing and operational executive with Kraft. Raup succeeds Todd Tillemans, who is leaving the company to pursue a leadership opportunity.

Kristen Riggs, Chief Growth Officer – Riggs, currently Vice President, Innovation and Strategic Growth Platforms, has been promoted to Senior Vice President, Chief Growth Officer. Riggs will lead Hershey’s consumer intelligence and strategy capabilities, strategic growth platforms, marketing excellence functions, innovation, research and development, and The Hershey Experience. Riggs, a dynamic 15-year Hershey veteran, is a marketing, sales and commercial operations executive with experience leading billion-dollar businesses across brand marketing and sales. Riggs has a proven track record of transforming operations and cultures to drive growth and profitability. Most recently, she led the redesign and execution of our commercial planning operations driving long-term incremental and sustainable growth. Riggs succeeds Mary Beth West, who will be retiring from the company.

Chris Scalia, Senior Vice President, Chief Human Resources Officer – Scalia, currently Vice President, Global HR, has been promoted to Chief Human Resources Officer (CHRO). Scalia has operated in senior executive roles leading all aspects of Hershey’s people and culture agenda including talent planning and development, data and analytics, and operational effectiveness. Scalia brings a strong business acumen and passion for how talent and culture drive performance. He joined the company in 2005 in the legal department with an expertise in labor relations and transitioned to Human Resources in 2011. Scalia succeeds Kevin Walling, who is leaving the company to join a Fortune 200 company as CHRO early next year.

Hector de la Barreda, President, Amplify – De la Barreda will continue to lead the company’s Amplify snacking business, an important strategic growth priority, and will now report directly to Buck. De la Barreda is a seasoned senior executive with deep operational and general management experience. He has a proven record of success across our international markets, leading Hershey’s growing Mexico business for many years and most recently leading Hershey Canada, the company’s second largest market, through a business transformation.

An additional change to the executive team includes the planned retirement of Terry O’Day, Senior Vice President, Chief Technology and Data Officer. O’Day will retire from the company, effective March 31. With this change, Steve Voskuil, Chief Financial Officer, will lead Hershey’s technology efforts, including management of the company’s information technology and important enterprise resource planning initiatives, which remain on track.

Continuing in their executive leadership roles, reporting to Michele Buck are:
•Damien Atkins, Senior Vice President, General Counsel and Secretary
•Rohit Grover, President, International
•Jason Reiman, Senior Vice President, Chief Supply Chain Officer

“As we look toward future growth, we will continue to evolve as we take the business to the next level,” Buck continued. “We have a strong, talented and proven leadership team in place to hit the ground running and are confident in our 2020 plans. These appointments reaffirm our commitment to developing world-class talent within our organization. On behalf of the entire company, I would like to thank Todd, Mary Beth, Kevin and Terry for their leadership and positive impact to Hershey.”

Editor’s Note: Chairman, President and CEO, Michele Buck will be sharing more details about the state of our business and forward-looking strategic plans during an analyst conference in March. More details regarding the conference will be shared in early 2020.

About Hershey
The Hershey Company, celebrating its 125th anniversary in 2019, is headquartered in Hershey, Pa., and is an industry-leading snacks company known for making more moments of goodness through its iconic brands. Hershey has approximately 16,500 employees around the world who work every day to deliver delicious, quality products. The company has more than 80 brands around the world that drive more than $7.8 billion in annual revenues, including such iconic brand names as Hershey’s, Reese’s, Kit Kat, Jolly Rancher, Ice Breakers, SkinnyPop and Pirate’s Booty.

To learn more visit www.thehersheycompany.com